Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LexaGene Holdings, Inc. of our report dated June 28, 2022, relating to the consolidated financial statements of LexaGene Holdings, Inc. and its subsidiaries, appearing in the Registration Statement on Form 10 of LexaGene Holdings, Inc. for the year ended February 28, 2022.

/s/ RSM US LLP

Boston, Massachusetts

February 8, 2023